As filed with the Securities and Exchange Commission on March 30, 2017

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MATEON THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3679168
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

701 Gateway Boulevard, Suite 210

South San Francisco, California 94080

(Address of Principal Executive Offices) (Zip Code)

MATEON THERAPEUTICS, INC. 2017 EQUITY INCENTIVE PLAN

(Full title of the plan)

William D. Schwieterman, M.D.

President and Chief Executive Officer

Mateon Therapeutics, Inc.

701 Gateway Boulevard, Suite 210

South San Francisco, CA 94080

(Name and address of agent for service)

(650) 635-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share	2,000,000 shares	$0.375-$0.74	$838,512.50	$97.19

(1)	The number of shares of common stock, par value $0.01 per share (“Common Stock”) of Mateon Therapeutics, Inc. (the “Registrant”) stated above consists of the aggregate number of shares which may be issued (i) upon the exercise of options which have been granted pursuant to the Mateon Therapeutics, Inc. 2017 Equity Incentive Plan (the “2017 Plan”), and (ii) upon the exercise of options or issuance of stock-based awards which may hereafter be granted under the 2017 Plan. The maximum number of shares which may be sold upon the exercise of options or issuance of other stock-based awards granted under the 2017 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the 2017 Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price (a) for outstanding options granted under the 2017 Plan are based upon the weighted-average exercise price of such outstanding options, and (b) for shares reserved for future grant or issuance under the 2017 Plan are based on the average of the bid and the ask prices of the Common Stock as reported by OTCQX marketplace as of a date (March 27, 2017) within five business days prior to filing this Registration Statement. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share (2)	Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the 2017 Plan	1,757,500	$0.375(2)(a)	$659,062.50
Shares reserved for future grant under the 2017 Plan	242,500	$0.74(2)(b)	$179,450.00
Proposed Maximum Aggregate Offering Price			$838,512.50
Registration Fee			$97.19

(3)	Calculated pursuant to Section 6(b) of the Securities Act.

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the 2017 Plan. The documents containing the information specified in Part I will be delivered to the participants in the 2017 Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a) Annual Report on Form 10-K for the year ended December 31, 2016;

(b) Current Reports on Form 8-K, filed with the Commission on January 13, 2017 and March 15, 2017;

(c) The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 25, 2016 that are deemed “filed” with the Commission under the Exchange Act; and

(d) The description of the Registrant’s common stock contained in our Registration Statement on Form 8-A filed on June 24, 1993 pursuant to Section 12(g) of the Exchange Act, which incorporates by reference the description of the shares of the Registrant’s common stock contained in our Registration Statement on Form S-1 (File No. 33-64968) filed on June 24, 1993 and declared effective by the Commission on August 25, 1993, including any amendment or reports filed for the purpose of updating such description.

Unless otherwise noted, the Commission file number for each of the documents listed above is 000-21990.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Article Ninth of our restated certificate of incorporation, as amended, provides that, to the fullest extent permitted by the DGCL, a director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article VII of our amended and restated by-laws provides that we shall, to the fullest extent permitted by the DGCL, indemnify our directors and may, if authorized by our board of directors, indemnify our officers, employees and agents and any and all persons whom we shall have power to indemnify against any and all expenses, liabilities or other matters.

We have entered into agreements to indemnify our directors and officers. These agreements, among other things, will indemnify and advance expenses to our directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index to this Registration Statement and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, California on March 30, 2017.

MATEON THERAPEUTICS, INC.

By	/s/ William D. Schwieterman, M.D.
William D. Schwieterman, M.D.
President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints William D. Schwieterman and Matthew M. Loar, and each of them singly, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him/her and in his/her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Mateon Therapeutics, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. William D. Schwieterman	Chief Executive Officer and Chairman of the Board (principal executive officer)	March 30, 2017
Dr. William D. Schwieterman

/s/ Matthew M. Loar	Chief Financial Officer (principal financial and accounting officer)	March 30, 2017
Matthew M. Loar

/s/ Dr. David J. Chaplin	Director	March 30, 2017
Dr. David J. Chaplin

Director
Dr. Simon C. Pedder

/s/ Donald R. Reynolds	Director	March 30, 2017
Donald R. Reynolds

/s/ Dr. Bobby W. Sandage, Jr.	Director	March 30, 2017
Dr. Bobby W. Sandage, Jr.

MATEON THERAPEUTICS, INC.

INDEX TO EXHIBITS FILED WITH

FORM S-8 REGISTRATION STATEMENT

Exhibit No.	Description of Exhibit

4.1	Restated Certificate of Incorporation of the Registrant, as amended by Certificates of Amendment dated June 22, 1995, November 15, 1996, July 14, 2005, June 2, 2009, February 8, 2010, August 5, 2010, February 22, 2011, May 29, 2012, December 27, 2012, July 17, 2013 and June 16, 2016 (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed on March 30, 2017 (File No. 000-21990))

4.2	Amended and Restated By-Laws of the Registrant (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on June 17, 2016 (File No. 000-21990))

4.3	Specimen Common Stock Certificate (incorporated herein by reference to the Registrant’s Registration Statement on Form S-1 (File No. 33-64968) filed on June 24, 1993, and any amendments thereto)

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

99.1@	Mateon Therapeutics, Inc. 2017 Equity Incentive Plan (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on January 13, 2017 (File No. 000-21990))

@	Management contract or compensatory plan or arrangement